FOR IMMEDIATE RELEASE
February 19, 2015

Genesis Energy, L.P. Reports Fourth Quarter 2014 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its fourth quarter results. Our results for the quarter ended December 31, 2014 included the following items:

•
We generated total Available Cash before Reserves of $62.9 million in the fourth quarter of 2014, an increase of $14.5 million, or 30.0%, from the fourth quarter of 2013. Adjusted EBITDA increased $20.5 million, or 33.1% over the prior year quarter, to $82.5 million. Available Cash before Reserves and Adjusted EBITDA are non-GAAP measures that are defined and reconciled later in this press release to the most directly comparable GAAP financial measure, income from continuing operations.

•	We reported income from continuing operations of $26.2 million, or $0.28 per unit for the fourth quarter of 2014 compared to $16.7 million, or $0.19 per unit, for the same period in 2013.

•	We expanded our reporting segments to five from our historical three.

•
On February 13, 2015, we paid a total quarterly distribution of $56.5 million based on our quarterly declared distribution of $0.595 per unit attributable to our financial and operational results for the fourth quarter of 2014. Our Available Cash before Reserves provided 1.11 times coverage for this quarterly distribution.

•	We increased our distribution to all unitholders for the thirty-eighth consecutive quarter, thirty-three of which have been 10% or greater over the prior year’s quarter and none less than 8.7%.
Grant Sims, CEO of Genesis Energy, said, "We delivered another solid quarter, including generating a record amount of Available Cash before Reserves of $62.9 million in the fourth quarter of 2014. Our fourth quarter of 2014 results include non-recurring charges related to our decision to exit certain third-party terminal facilities historically leased by us to support our heavy fuel oil business, including non-recurring costs of $5.0 million. Our results also include the effects of the change in our unit price on our equity-based compensation plan expense included in Available Cash before Reserves, which had a positive impact of approximately $3.5 million.
The charge we took in our heavy fuel oil business is intended to allow us to "right size" that business prospectively to match the lower volumes of blend materials currently available for us to economically handle compared to the volumes that have historically been available to us. This new market reality has resulted, primarily, from the general lightening of refineries' crude slates resulting in a better supply/demand balance between heavy refined bottoms and domestic coker and asphalt requirements. Somewhat offsetting this charge was a reduction in our equity-based compensation expenses attributable to the decrease in the market price of our common units. We accrue the anticipated cash cost under our equity-based compensation plan based upon time and performance vesting, as well as market prices at the end of any reporting period. For the fourth quarter, our accrual was based on a common unit price of $42.50 per unit, which reflects the approximate closing price at December 31, 2014. We estimate that our accrual to compensation expense in the first quarter will change approximately $375,000 for each $1 change in our unit price.
The current lower commodity price environment is highlighting some of the benefits of our strategy to primarily focus on customers further downstream in the energy value chain, like refiners (as opposed to producers). For example, refiners are the shippers of over 85% of the volumes transported on our onshore crude pipelines, and refiners contract for more than 90% of the use of our inland barges, which primarily are used to transport intermediate refined products (not crude oil) between refining complexes.
Our crude oil pipelines in the Gulf of Mexico represent the single largest departure from our “refinery-centric” customer strategy. The shippers on those pipelines are primarily integrated and large independent energy companies who have developed, and continue to explore for, numerous world-class, long-lived crude oil properties whose production is ideally suited for the vast majority of refineries along the Gulf Coast, unlike the lighter crude oil and condensates produced from numerous onshore shale plays. Those world-class properties and the related pipelines and other infrastructure needed to develop them are capital intensive and yet, we believe, economically viable, in most cases, even in this lower commodity price environment. There is a variety of data indicating this lower commodity price environment is not materially slowing exploration or development efforts relating to large reservoirs in the Gulf of Mexico to the same extent as is occurring onshore. For example, the number of mobile offshore drilling units working in the deepwater Gulf of Mexico last week was 43 versus 41 in the last week of June 2014, compared to 1,298 and 1,800 onshore land rigs in such periods, respectively.
We are pleased with the announcement of production commencing in the Lucius field in January, which will allow for additional contributions to our financial results as throughput on Poseidon ramps throughout 2015 and the minimum volumes on SEKCO are achieved and exceeded. We continue to progress on our projects in Louisiana, stretching from Port Hudson, through Baton Rouge, and south to Raceland, all designed to provide services for multiple refining complexes in Louisiana. Although a small portion of that infrastructure is in operation, we would not expect to see meaningful volumes until those facilities are completed in the second half of 2015. We are also pleased to announce that we have completed the integration of the M/T American Phoenix into our marine transportation operations.
In spite of this lower commodity price environment, our businesses are performing well, and we expect them to continue to do so. We are being well-served by our business strategies, including being primarily refinery-centric and supporting world-class oil developments of integrated and large independent energy companies operating in the deepwaters of the Gulf of Mexico. Our business strategies, coupled with our complementary acquisitions and growth projects that will be ramping up throughout 2015, should position us well to continue to achieve our goals of delivering low double-digit growth in distributions, an increasing coverage ratio and an investment grade leverage ratio, all without ever losing our cultural focus on providing safe, responsible and reliable services."

Financial Results
Available Cash before Reserves was $62.9 million in the fourth quarter of 2014 (or "2014 Quarter"). The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding certain non-cash charges), interest expense and maintenance capital utilized. Our fourth quarter results include $5.0 million of non-recurring charges attributable to "right sizing" our heavy fuel oil business, as described above. Those non-recurring charges relate to accruals for rent, termination and facility cleaning obligations under certain storage facility leases from third-parties. Our results also include the effects of the change in our unit price on our equity-based compensation expense included in Available Cash before Reserves, approximately one-third of which is allocated to Segment Margin and two-thirds of which is reflected in corporate general and administrative expense and which had an overall positive impact of approximately $3.5 million.
Beginning with the fourth quarter of 2014, we will be reporting our results on a comparative basis in five business segments. Our previously reported pipeline segment will be reported in two segments, one containing the results of our onshore pipelines and the other containing the results of our offshore pipelines. Additionally, due to the growth of our marine business, we will report those results separately from the remaining businesses in our supply and logistics segment.
Variances from the fourth quarter of 2013 (or "2013 Quarter") in these components are explained as follows:
Segment Margin
Segment Margin (a non-GAAP measure) is defined below and reconciled later in this press release to income from continuing operations.
Segment results for the fourth quarters of 2014 and 2013 were as follows:

	Three Months Ended December 31,
	2014	2013
	(in thousands)
Onshore pipeline transportation	$14,657	$14,326
Offshore pipeline transportation	25,094	13,041
Refinery services	20,497	19,537
Marine transportation	24,727	17,820
Supply and logistics	7,467	8,305
Total Segment Margin (1)	$92,442	$73,029

(1) We define Segment Margin, which is a "non-GAAP" measure because it is not contemplated by or referenced in accounting principles generally accepted in the U.S., also referred to as GAAP, as revenues less product costs, operating expenses (excluding non-cash charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our stock appreciation rights plan and includes the non-income portion of payments received under direct financing leases. A reconciliation of Segment Margin to income from continuing operations is presented for periods presented in the table at the end of this release.

Onshore pipeline transportation Segment Margin increased $0.3 million, or 2%, between the fourth quarter periods. That increase was primarily the result of the addition of the Louisiana pipeline system during 2014.

Offshore pipeline transportation Segment Margin increased $12.1 million or 92%, between the fourth quarter periods. That increase was primarily the result of the financial contribution of the minimum throughput requirements on our SEKCO pipeline, which was completed in July 2014. Upon completion of the SEKCO pipeline, we began earning certain minimum fees despite no crude oil throughput until the first quarter of 2015. All such throughput will benefit our Poseidon pipeline but not add additional contribution from SEKCO unless and until throughput exceeds the minimums in our contracts.

Refinery services Segment Margin increased $1.0 million, or 5%, between the fourth quarter periods, despite a decrease in NAHS sales volumes. The average index prices for caustic soda (which is a component of our sales price) increased between the fourth quarter periods. The pricing in our sales contracts for NaHS includes adjustments for fluctuations in commodity benchmarks, freight, labor, energy costs and government indexes. The frequency at which these adjustments are applied varies by contract, geographic region and supply point. The mix of NaHS sales volumes to which these adjustments apply varies between periods.

Our raw material costs related to NaHS decreased as we were able to realize benefits from operating efficiencies at several of our sour gas processing facilities, our favorable management of the acquisition (including economies of scale) and utilization of caustic soda in our (and our customers') operations, and our logistics management capabilities.

Marine transportation Segment Margin increased $6.9 million or 39%, between the fourth quarter periods. That increase was primarily attributable to the operations of our now fully integrated offshore marine transportation business, and the addition of the M/T American Phoenix to our marine fleet during the fourth quarter of 2014.

Supply and logistics Segment Margin decreased by $0.8 million, or 10%, between the fourth quarter periods, primarily due to the $5 million in charges related to our planned exit of certain terminal facilities including non-recurring excess storage and tank cleaning costs.

Other Components of Available Cash

Corporate general and administrative expenses included in the calculation of Available Cash before Reserves decreased by $1.1 million primarily due to a decrease in our equity-based compensation expense resulting from a decrease in our unit price.

Interest costs for the fourth quarter of 2014 increased by $7.0 million from the fourth quarter of 2013 primarily due to an increase in our average outstanding indebtedness from newly acquired and constructed assets. Interest costs, on an ongoing basis, are net of capitalized interest costs attributable to our growth capital expenditures.

Several adjustments to income from continuing operations are required to calculate Available Cash before Reserves.

The calculation of Available Cash before Reserves for the quarters ended December 31, 2014 and 2013 was as follows:

	Three Months Ended December 31,
	2014	2013
	(in thousands)
Income from continuing operations	$26,166	$16,723
Depreciation and amortization	25,989	18,005
Cash received from direct financing leases not included in income	1,416	1,324
Cash effects of sales of certain assets and discontinued operations	94	1,100
Effects of distributable cash generated by equity method investees not included in income (1)	10,767	7,230
Cash effects of legacy stock appreciation rights plan	(315)	(1,609)
Non-cash legacy stock appreciation rights plan expense	(1,717)	550
Expenses related to acquiring or constructing growth capital assets	638	1,582
Unrealized loss (gain) on derivative transactions excluding fair value hedges, net of changes in inventory value	695	4,053
Maintenance capital expenditures (2)	—	(1,125)
Maintenance capital utilized (2)	(390)	—
Non-cash tax expense	511	34
Other items, net	(952)	526
Available Cash before Reserves	$62,902	$48,393
(1) Includes distributions attributable to the quarter and received during or promptly following such quarter.

(2) In the first quarter of 2014, we changed our method of including maintenance capital in our calculation of Available Cash before Reserves to "maintenance capital utilized" rather than "maintenance capital expenditures". For a description of the term "maintenance capital utilized," please see the definition of the term "Available Cash before Reserves". Maintenance capital expenditures in the 2014 Quarter were $4.0 million.

Other Components of Income from Continuing Operations

In the 2014 Quarter, we recorded income from continuing operations of $26.2 million compared to $16.7 million in the 2013 Quarter.

In addition to the factors impacting Available Cash before Reserves, our derivative positions (excluding the effects of changes in inventory values) resulted in a $16.4 million non-cash unrealized gain in the 2014 Quarter compared to a $4.1 million non-cash unrealized loss in the 2013 Quarter.

Depreciation and amortization expense increased $8.0 million between the quarterly periods primarily as a result of the effect of placing newly acquired and constructed assets in service during calendar 2014 and the later part of 2013.

Distributions

We have increased our quarterly distribution rate for thirty-eight consecutive quarters. Thirty-three of those quarterly increases have been 10% or greater as compared to the same quarter in the preceding year. Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.0600 per unit, or 11.2%. Distributions attributable to each quarter of 2014 and 2013, are as follows:

Distribution For	Date Paid	Per Unit Amount
2014
4th Quarter	February 13, 2015	$0.5950
3rd Quarter	November 14, 2014	$0.5800
2nd Quarter	August 14, 2014	$0.5650
1st Quarter	May 15, 2014	$0.5500
2013
4th Quarter	February 14, 2014	$0.5350
3rd Quarter	November 14, 2013	$0.5225
2nd Quarter	August 14, 2013	$0.5100
1st Quarter	May 15, 2013	$0.4975

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, February 19, 2015, at 10:00 a.m. Central time (11:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Beginning with this quarter, Genesis will report its results in five business segments. The Onshore Pipeline Transportation Division is principally engaged in the pipeline transportation of crude oil. The Offshore Pipeline Transportation Division is engaged in providing the critical infrastructure to move oil produced from the long-lived, world-class reservoirs from the deepwater Gulf of Mexico to onshore refining centers. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations. The Marine Transportation Division is engaged in the maritime transportation of primarily refined petroleum products. The Supply and Logistics Division is engaged in the transportation, handling, blending, storage and supply of energy products, including crude oil and refined products. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
REVENUES	$847,282	$961,035	$3,846,164	$4,134,830

COSTS AND EXPENSES:
Costs of sales	780,448	907,652	3,572,013	3,912,499
General and administrative expenses	10,221	12,078	50,692	46,790
Depreciation and amortization	25,989	18,005	90,908	64,784
OPERATING INCOME	30,624	23,300	132,551	110,757
Equity in earnings of equity investees	15,378	6,057	43,135	22,675
Interest expense	(19,325)	(12,300)	(66,639)	(48,583)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	26,677	17,057	109,047	84,849
Income tax expense	(511)	(335)	(2,845)	(845)
INCOME FROM CONTINUING OPERATIONS	26,166	16,722	106,202	84,004
Income from discontinued operations	—	1,164	—	2,105
NET INCOME	$26,166	$17,886	$106,202	$86,109
BASIC AND DILUTED NET INCOME PER COMMON UNIT:
Continuing operations	$0.28	$0.19	$1.18	$1.00
Discontinued operations	—	0.01	—	0.03
Net income per common unit	$0.28	$0.20	$1.18	$1.03
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	93,873	88,691	90,060	83,957

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Onshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day):
Texas	63,739	43,463	58,829	51,067
Jay	21,658	33,649	24,131	34,933
Mississippi	14,565	16,437	14,829	18,026
Louisiana (1)	16,283	—	18,436	—
Onshore crude oil pipelines total	116,245	93,549	116,225	104,026
CO2 pipeline (Mcf/day)
Free State	180,839	124,674	173,770	190,274

Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day):
CHOPS (2)	187,745	173,487	183,726	143,854
Poseidon (2)	212,466	200,425	209,647	207,372
Odyssey (2)	51,960	47,126	46,717	44,978
GOPL	6,575	7,951	6,458	8,583
Offshore crude oil pipelines total	458,746	428,989	446,548	404,787

Refinery Services Segment
NaHS (dry short tons sold)	35,098	38,064	150,038	147,297
NaOH (caustic soda dry short tons sold)	23,226	22,021	94,693	87,463

Marine Transportation Segment
Inland Fleet Utilization Percentage (3)	96.6%	99.2%	97.5%	99.2%
Offshore Fleet Utilization Percentage (3)	99.1%	100%	99.6%	99.8%

Supply and Logistics Segment
Crude oil and petroleum products sales (barrels/day)	103,627	94,308	99,139	99,651
Rail load/unload volumes (barrels/day) (4)	35,538	22,322	32,559	19,721

(1) Represents volumes per day from the period the pipeline began operations in the first quarter of 2014.
(2) Volumes for our equity method investees are presented on a 100% basis.
(3) Utilization rates are based on a 365 day year, as adjusted for planned downtime and drydocking.
(4) Indicates total barrels for which fees were charged for either loading or unloading at all rail facilities.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$9,462	$8,866
Accounts receivable - trade, net	271,529	368,033
Inventories	46,829	85,330
Other current assets	27,546	72,994
Total current assets	355,366	535,223
Fixed assets, net	1,631,001	1,128,744
Investment in direct financing leases, net	145,959	151,903
Equity investees	628,780	620,247
Intangible assets, net	82,931	62,928
Goodwill	325,046	325,046
Other assets, net	61,291	38,111
Total assets	$3,230,374	$2,862,202
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$245,405	$316,204
Accrued liabilities	117,740	130,349
Total current liabilities	363,145	446,553
Senior secured credit facility	550,400	582,800
Senior unsecured notes	1,050,639	700,772
Deferred tax liabilities	18,754	15,944
Other long-term liabilities	18,233	18,396
Partners' capital:
Common unitholders	1,229,203	1,097,737
Total liabilities and partners' capital	$3,230,374	$2,862,202

Units Data:
Total common units outstanding	95,029,218	88,690,985

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN TO INCOME FROM CONTINUING OPERATIONS - UNAUDITED

(in thousands)

	Three Months Ended December 31,
	2014	2013
Segment Margin (1)	$92,442	$73,029
Corporate general and administrative expenses	(9,350)	(11,098)
Non-cash items included in general and administrative costs	(892)	116
Cash expenditures not included in Adjusted EBITDA	638	1,582
Cash expenditures not included in net income	(315)	(1,609)
Adjusted EBITDA	82,523	62,020
Depreciation and amortization	(25,989)	(18,005)
Interest expense, net	(19,325)	(12,300)
Cash expenditures not included in Adjusted EBITDA or net income	(323)	27
Adjustment to exclude distributable cash generated by equity investees not included in income and include equity in investees net income (2)	(10,767)	(7,230)
Non-cash legacy stock appreciation rights plan expense	1,717	(550)
Other non-cash items	(1,159)	(5,613)
Income tax expense	(511)	(335)
Discontinued operations	—	(1,292)
Income from continuing operations	$26,166	$16,722

(1) Our reconciliation of Segment Margin to income from continuing operations reflects that Segment Margin (as defined above) excludes corporate general and administrative expenses, depreciation and amortization, interest expense, certain non-cash items, the most significant of which are the non-cash effects of our stock appreciation rights plan and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes. Items in Segment Margin not included in income from continuing operations are distributable cash generated by equity investees in excess of equity in earnings (or losses) and cash payments from direct financing leases in excess of earnings.

(2) Includes distributions attributable to the quarter and received during or promptly following such quarter.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	December 31, 2014
Senior secured credit facility	$550,400
Senior unsecured notes (excluding unamortized premium of $639)	1,050,000
Less: Outstanding inventory financing sublimit borrowings	(45,000)
Less: Cash and cash equivalents	(9,462)
Adjusted Debt (1)	$1,545,938

	Pro Forma LTM
	December 31, 2014
LTM Adjusted EBITDA (as reported) (2)	$300,903
Acquisitions and material projects EBITDA adjustment (3)	49,953
Pro Forma EBITDA	$350,856

Adjusted Debt-to-Pro Forma EBITDA	4.41	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (excluding any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM") Adjusted EBITDA. The most comparable GAAP measure to Adjusted EBITDA, income from continuing operations, was $29.8 million for the first quarter of 2014, $21.1 million for the second quarter of 2014, $29.1 million for the third quarter of 2014 and $26.2 million for the fourth quarter of 2014. Reconciliations of Adjusted EBITDA to income from continuing operations for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of available cash and Adjusted EBITDA. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves and Adjusted EBITDA measures are just two of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team has access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
Available Cash before Reserves
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves as income from continuing operations as adjusted for specific items, the most significant of which are the addition of certain non-cash expenses (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital utilized, which is described in detail below.

Recent Change in Circumstances and Disclosure Format
We have implemented a modified format relating to maintenance capital requirements because of our expectation that our future maintenance capital expenditures may change materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with new information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Historically, substantially all of our maintenance capital expenditures have been (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Prospectively, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those future expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a new measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we have not historically used our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013. Further, we do not have the actual comparable calculations for our prior periods, and we may not have the information necessary to make such calculations for such periods. And, even if we could locate and/or re-create the information necessary to make such calculations, we believe it would be unduly burdensome to do so in comparison to the benefits derived.
Adjusted EBITDA
Purposes, Uses and Definition
Adjusted EBITDA, is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Adjusted EBITDA (“Adjusted EBITDA”) as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income.  We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516